FOR IMMEDIATE RELEASE

    Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
    Brendan O’Neil, Managing Director                                                                                                                          Ironridge BioPharma Co.
            Ironridge BioPharma to Invest $500,000 in Pressure BioSciences

         Signs Definitive Agreement to Purchase Redeemable Convertible Preferred Stock
             in Registered Direct Offering at a Fixed Conversion Price of $1.02 per Share

South Easton, MA, April 9, 2012 – Pressure BioSciences, Inc. (OTCQB: PBIO) (“PBI” or the “Company”) today announced that it has entered into a definitive agreement with Ironridge BioPharma Co. (“Ironridge”) to purchase $500,000.00 in shares of Series E Convertible Preferred Stock (the “Preferred Stock”) of the Company.

Each share of the 500 shares of Preferred Stock to be sold to Ironridge is convertible into approximately 980 shares of Common Stock, which is determined by dividing the stated value of the Series E Preferred Stock of $1,000 by a fixed conversion price of $1.02 per share. The conversion price is not subject to any price anti-dilution protection.  Ironridge will receive no warrants. There are few restrictive covenants and no amortization provisions in the transaction.  The Preferred Stock will accrue dividends at 10.5% per annum, subject to a credit risk and make-whole adjustment, and is payable in cash or shares of registered Common Stock at the discretion of PBI.  Under certain conditions and subject to certain limitations, the Company may require Ironridge to convert their Preferred Stock into Common Stock. The transaction is subject to customary closing conditions.

In connection with the transaction, Ironridge represented that it has never shorted the Company’s stock, does not hold any short position in the Company’s stock, and will not engage in or effect, directly or indirectly, any short sale for at least one year.

“We are very impressed with PBI’s patented and enabling Pressure Cycling Technology (“PCT”) Platform, their existing customer base, their accomplishments over the past year, and their hard-working and talented staff,” commented Ironridge Managing Director, Brendan O’Neil.  “We are excited about this financing transaction, and hope this is the beginning of a long and mutually beneficial relationship.”

Richard T. Schumacher, President and CEO of PBI, said: “We appreciate Ironridge’s life science focus, and believe they are a great capital partner for us as we seek to fill a large and growing need in the sample preparation marketplace in the life sciences industry.”

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE AMEX: LTS), acted as the exclusive placement agent for the transaction.

The offering is expected to close on or about April 11, 2012, subject to the satisfaction of customary closing conditions.

The securities described above are being offered pursuant to a shelf registration statement, as amended (File No. 333-176828), which was declared effective by the United States Securities and Exchange Commission ("SEC") on September 26, 2011. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov.

About Ironridge BioPharma Co.

Ironridge BioPharma Co., a division of Ironridge Global IV, Ltd., specializes in equity investments in the life sciences sector, including companies involved in biotechnology, pharmaceuticals, medical devices and enabling technologies.  Ironridge is a long-only institutional investor that entered into more than twenty equity financing transactions last year, ranging from a quarter million to ten million dollars each.  Ironridge seeks to be a long-term financial partner, assisting public companies in financing operations and expansion by supplying innovative funding solutions and flexible capital.  The firm seeks to unlock the full potential of cash-constrained businesses, propelling higher growth and more profitable enterprises.  For more information on Ironridge, please visit www.IronridgeGlobal.com.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (“PBI”) (OTCQB: PBIO) is focused on the development, marketing, and sale of proprietary laboratory instrumentation and associated consumables based on Pressure Cycling Technology (“PCT”).  PCT is a patented, enabling technology platform with multiple applications in the estimated $6 billion life sciences sample preparation market.  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels to control bio-molecular interactions.  PBI currently focuses its efforts on the development and sale of PCT-enhanced sample preparation systems (instruments and consumables) for mass spectrometry, biomarker discovery, bio-therapeutics characterization, vaccine development, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding PBI's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include statements regarding the purchase by Ironridge of $500,000 of the Company’s Series E Convertible Preferred Stock, the relationship between the Company and Ironridge, and the estimated size of the life sciences sample preparation market. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued and expanded commercialization of its PCT-based product line; changes in customer’s needs and technological innovations; the Company’s sales force and distribution network may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods; and the Company may not be successful in raising additional capital necessary to fund the Company’s operations.  Given the uncertainty in the capital markets and the current status of the Company’s product development and commercialization activities, there can be no assurance that the Company will secure the additional capital necessary to fund its operations beyond May 2012 on acceptable terms, if at all.  Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

         For more information about PBI and this press release, please click on the following links:
                                                       http://www.pressurebiosciences.com